                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number   33-99494
                                                               ------------
    Lehman ABS Corporation, (as depositor under the Pooling and Servicing Agreement, dated as of April 1, 1995, among Lehman ABS Corporation, as depositor, Coast Partners Acceptance Corporation, as contract of insurance holder, The First National Bank of Keystone, Lomas Mortgage USA, Inc., as master servicer and claims administrator, and First Bank National Association, N.A., as trustee)

                       Lehman ABS Corporation
     -------------------------------------------------------------
        (Exact name of registrant as specified in its charter)


                         Three World Financial Center
                               200 Vesey Street
           New York, New York 10285   (212) 526-7000
  -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Lehman Home Equity Loan Trust 1995-3,
                 Home Equity Loan Asset-Backed Certificates,
                            Series 1995-3, Class A
        -----------------------------------------------------------
           (Title of each class of securities covered by this Form)

                               None
    -----------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  / / Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii) / / Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)  / / Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii) / / Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the certification or
notice date:   3
             -----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Lehman ABS Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 31, 1996       BY: /s/Martin P. Harding
       ----------------------      ----------------------------
                                    Martin P. Harding,
                                    Senior Vice President

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.

                                        Commission File Number   33-99494
                                                               ------------
    Lehman ABS Corporation, (as depositor under the Pooling and Servicing Agreement, dated as of July 1, 1995, among Lehman ABS Corporation, as depositor, Coast Partners Acceptance Corporation, as contract of insurance holder, The First National Bank of Keystone, Lomas Mortgage USA, Inc., as master servicer and claims administrator, and Bankers Trust Company of California, N.A., as trustee)

                       Lehman ABS Corporation
     -------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


                         Three World Financial Center
                               200 Vesey Street
           New York, New York 10285   (212) 526-7000
  -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Lehman Home Equity Loan Trust 1995-4,
                 Home Equity Loan Asset-Backed Certificates,
                             Series 1995-4, Class A
         ---------------------------------------------------------
           (Title of each class of securities covered by this Form)

                               None
    -----------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  / / Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii) / / Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)  / / Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii) / / Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the certification or
notice date:   3
             -----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Lehman ABS Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 31, 1996       BY: /s/Martin P. Harding
       ----------------------      ----------------------------
                                    Martin P. Harding,
                                    Senior Vice President

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number   33-99494
                                                               ------------
    Lehman ABS Corporation, (as depositor under the Pooling and Servicing Agreement, dated as of November 1, 1995, among Lehman ABS Corporation, as depositor, Coast Partners Acceptance Corporation, The First National Bank of Keystone, Norwest Bank Minnesota, N.A., and First Bank National Association, as trustee)

                       Lehman ABS Corporation
     -------------------------------------------------------------
          (Exact name of registrant as specified in its charter)


                         Three World Financial Center
                               200 Vesey Street
           New York, New York 10285   (212) 526-7000
  -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Lehman Home Equity Loan Trust 1995-6,
                 Home Equity Loan Asset-Backed Certificates,
                             Series 1995-6, Class A
         ---------------------------------------------------------
           (Title of each class of securities covered by this Form)

                               None
    -----------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  / / Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii) / / Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)  / / Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii) / / Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the certification or
notice date:   3
             -----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Lehman ABS Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 31, 1996       BY: /s/Martin P. Harding
       ----------------------      ----------------------------
                                    Martin P. Harding,
                                    Senior Vice President

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number   33-99494
                                                               ------------
    Lehman ABS Corporation, (as depositor under the Pooling and Servicing Agreement, dated as of December 1, 1995, among Lehman ABS Corporation, as depositor, The First National Bank of Keystone, Lomas Mortgage USA, Inc., as master servicer and claims administrator, and First Bank National Association, as trustee and contract of insurance holder)

                       Lehman ABS Corporation
     -------------------------------------------------------------
      (Exact name of registrant as specified in its charter)


                         Three World Financial Center
                               200 Vesey Street
           New York, New York 10285   (212) 526-7000
  -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Lehman Home Equity Loan Trust 1995-2,
                 Home Equity Loan Asset-Backed Certificates,
                             Series 1995-2, Class A
           ------------------------------------------------------
           (Title of each class of securities covered by this Form)

                               None
    -----------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  / / Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii) / / Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)  / / Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii) / / Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the certification or
notice date:   3
             -----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Lehman ABS Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 31, 1996       BY: /s/Martin P. Harding
       ----------------------      ----------------------------
                                    Martin P. Harding,
                                    Senior Vice President

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.

                                       Commission File Number   33-99494
                                                              ------------
  Lehman Home Equity Loan Trust 1995-1 (as issuer under the Indenture, dated as of January 1, 1995, between Lehman Home Equity Loan Trust 1995-1, as issuer, and The First National Bank of Chicago, as indenture trustee)

                       Lehman ABS Corporation
     -------------------------------------------------------------
       (Exact name of registrant as specified in its charter)


                         Three World Financial Center
                               200 Vesey Street
           New York, New York 10285   (212) 526-7000
  -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Lehman Home Equity Loan Trust 1995-1,
                 Home Equity Loan Asset-Backed Certificates,
                           Series 1995-1, Term Notes
           -----------------------------------------------------
           (Title of each class of securities covered by this Form)

                               None
    -----------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  / / Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii) / / Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)  / / Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii) / / Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the certification or
notice date:   3
             -----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Lehman ABS Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 31, 1996       BY: /s/Martin P. Harding
       ----------------------      ----------------------------
                                    Martin P. Harding,
                                    Senior Vice President

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.
                                        Commission File Number   33-99494
                                                                ------------
    Lehman ABS Corporation, (as depositor under the Pooling and Servicing Agreement, dated as of November 1, 1995, among Lehman ABS Corporation, as depositor, First Union National Bank of North Carolina, as seller and servicer, and Chemical Bank, as trustee)

                       Lehman ABS Corporation
     -------------------------------------------------------------
      (Exact name of registrant as specified in its charter)


                         Three World Financial Center
                               200 Vesey Street
           New York, New York 10285   (212) 526-7000
  -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Lehman Home Equity Loan Trust 1995-7,
                 Home Equity Loan Asset-Backed Certificates,
                 Series 1995-7, Class A-1, Class A-2, Class A-3
                    Class A-4, Class A-5 and Class A-6
          --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                               None
    -----------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  / / Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii) / / Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)  / / Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii) / / Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the certification or
notice date:   6
             -----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Lehman ABS Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 31, 1996       BY: /s/Martin P. Harding
       ----------------------      ----------------------------
                                    Martin P. Harding,
                                    Senior Vice President

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number   33-99494
                                                                 ------------
    Lehman ABS Corporation, (as depositor under the Pooling and Servicing Agreement, dated as of October 31, 1995, among Lehman ABS Corporation, as depositor, Delta Funding Corporation, as seller and servicer, and Bankers Trust Company of California, N.A., as trustee)

                       Lehman ABS Corporation
     -------------------------------------------------------------
      (Exact name of registrant as specified in its charter)


                         Three World Financial Center
                               200 Vesey Street
           New York, New York 10285   (212) 526-7000
  -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Lehman Home Equity Loan Trust 1995-2,
                 Home Equity Loan Asset-Backed Certificates,
                 Series 1995-2, Class A-1, Class A-2, Class A-3,
          --------------------------------------------------------
                        Class A-4 and Class A-5
         ---------------------------------------------------------
           (Title of each class of securities covered by this Form)

                               None
    -----------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  / / Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii) / / Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)  / / Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii) / / Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the certification or
notice date:   5
             -----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Lehman ABS Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   January 31, 1996       BY: /s/Martin P. Harding
       ----------------------      ----------------------------
                                    Martin P. Harding,
                                    Senior Vice President

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number   33-99494
                                                               ------------
    Lehman ABS Corporation, (as depositor under the Pooling and Servicing Agreement, dated as of July 1, 1995, among Lehman ABS Corporation, as depositor, Home Loan & Investment Bank, F.S.B., as seller and servicer, and Bankers Trust Company of California, N.A., as trustee)

                       Lehman ABS Corporation
     -------------------------------------------------------------
        (Exact name of registrant as specified in its charter)


                         Three World Financial Center
                               200 Vesey Street
           New York, New York 10285   (212) 526-7000
  -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Lehman Home Equity Loan Trust 1995-5,
                 Home Equity Loan Asset-Backed Certificates,
                            Series 1995-5, Class A
         ---------------------------------------------------------
           (Title of each class of securities covered by this Form)

                               None
    -----------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  / / Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii) / / Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)  / / Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii) / / Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the certification or
notice date:   3
             -----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Lehman ABS Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 31, 1996       BY: /s/Martin P. Harding
       ----------------------      ----------------------------
                                    Martin P. Harding,
                                    Senior Vice President